UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)
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QCR Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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March 25, 2009
Dear Fellow Stockholder:
On behalf of the board of directors and management of QCR Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of QCR Holdings, Inc. to be held at 10:00 a.m. on May 6, 2009, at the i wireless Center (formerly The Mark of the Quad Cities) located at 1201 River Drive, Moline, Illinois. The accompanying notice of annual meeting of stockholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed copies of our 2008 Annual Report to Stockholders for your review. At the meeting, we will report on our operations and the outlook for the year ahead.
The annual meeting will be held for the purpose of electing four persons to serve as Class I directors. Additionally, as a requirement of our recent participation in the Treasury Capital Purchase Program, we have included a non-binding advisory proposal on the compensation of our executive management. We recommend that you vote your shares for the director nominees and in favor of the resolution to approve our Company’s executive compensation reported in this proxy statement.
We encourage you to attend the meeting in person. Regardless of whether you plan to attend the meeting, please COMPLETE, DATE, SIGN and RETURN THE ENCLOSED PROXY CARD in the enclosed envelope or vote by telephone or internet by following the preprinted instructions on the enclosed proxy card. This will assure that your shares are represented at the meeting.
We look forward to seeing you and visiting with you at the meeting.
Very truly yours,

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President and Chief Executive Officer
3551-7th Street • Moline, IL 61265
Phone (309) 736-3584 • Fax (309) 736-3149

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2009
To the stockholders of QCR HOLDINGS, INC.:
The annual meeting of stockholders of QCR Holdings, Inc., a Delaware corporation, will be held at the i wireless Center, 1201 River Drive, Moline, Illinois on Wednesday, May 6, 2009, at 10:00 a.m., local time, for the following purposes:
1.	to elect four Class I directors for a term of three years;
2.	to approve a non-binding, advisory proposal on the compensation of certain executive officers; and
3.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.
The board of directors has fixed the close of business on March 11, 2009, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.
By order of the Board of Directors
Todd A. Gipple
Executive Vice President,
Chief Operating Officer,
Chief Financial Officer and Secretary
Moline, Illinois
March 25, 2009
3551-7th Street • Moline, IL 61265
Phone (309) 736-3584 • Fax (309) 736-3149

PROXY STATEMENT
QCR Holdings, Inc., a Delaware corporation, is the holding company for Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, and Rockford Bank and Trust Company. Quad City Bank & Trust is an Iowa banking association located in Bettendorf, Iowa, with banking locations in Bettendorf and Davenport, Iowa and in Moline, Illinois. Quad City Bank & Trust owns 80% of the equity interests of m2 Lease Funds, LLC, a Wisconsin limited liability company based in Milwaukee that is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. Cedar Rapids Bank & Trust is also an Iowa banking association located in Cedar Rapids, Iowa. Rockford Bank & Trust is an Illinois state bank located in Rockford, Illinois. On December 31, 2008, QCR Holdings sold its Wisconsin-chartered bank, First Wisconsin Bank and Trust Company. Quad City Bancard, Inc., a wholly owned subsidiary of QCR Holdings, provides credit card issuing services. QCR Holdings also owns all of the common stock of five business trust subsidiaries that were created to issue trust preferred securities. When we refer to our “banking subsidiaries” in this proxy statement, we are collectively referring to Quad City Bank & Trust, Cedar Rapids Bank & Trust, and Rockford Bank & Trust. When we refer to our “subsidiaries” in this proxy statement, we are collectively referring to our banking subsidiaries, as well as Quad City Bancard and the business trusts.
This proxy statement is furnished in connection with the solicitation by the board of directors of QCR Holdings of proxies to be voted at the annual meeting of stockholders to be held at the i wireless Center, 1201 River Drive, Moline, Illinois, on May 6, 2009, at 10:00 a.m., local time, and at any adjournments or postponements of the meeting. We have enclosed our 2008 annual report, which includes consolidated financial statements of QCR Holdings and our subsidiaries. This proxy statement and related materials are first being mailed to stockholders of QCR Holdings on or about March 25, 2009.
The following is information regarding the meeting and the voting process, and is presented in a question and answer format.
Why am I receiving this proxy statement and proxy card?
You are receiving a proxy statement and proxy card from us because on March 11, 2009, the record date for the annual meeting, you owned shares of QCR Holdings common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting. It also gives you information concerning those matters to assist you in making an informed decision.
When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.
If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.
What matters will be voted on at the meeting?
You are being asked to vote on the election of four Class I directors for a term expiring in 2012 and on a non-binding, advisory proposal on the compensation of certain executive officers. These matters are more fully described in this proxy statement.
If I am the record holder of my shares, how do I vote?
You may vote by mail, by telephone, by internet or in person at the meeting. To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all nominees named in this proxy statement and “for” the non-binding, advisory proposal on compensation of certain executive officers.
Although you may vote by mail, we ask that you vote instead by internet or telephone, which saves us postage and processing costs. You may vote by telephone by calling the toll-free number specified on your proxy card or by accessing the internet website specified on your proxy card and by following the preprinted instructions on the proxy card. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Votes submitted by telephone or internet must be received by midnight CDT on Monday, May 4, 2009. The giving of a proxy by either of these means will not affect your right to vote in person if you decide to attend the meeting.
If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary (or in what is usually referred to as “street name”), you will need to arrange to obtain a legal proxy from that person or entity in order to vote in person at the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.
If I hold shares in the name of a broker or fiduciary, who votes my shares?
If you received this proxy statement from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares. It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct. Please complete, execute and return the proxy card in the envelope provided by your broker.
Under the rules of various national and regional securities exchanges, brokers generally may vote on routine matters, such as the election of directors, but may not vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter. This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.
The election of directors should be within your broker’s discretion to vote in the absence of instructions from you. However, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2009 annual meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This ensures that your shares will be voted at the meeting.
A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet. If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on their enclosed voting form. If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges. Voting your shares in this manner will not affect your right to vote in person if you decide to attend the meeting, however, you must first request a legal proxy either on the internet or the enclosed proxy card. Requesting a legal proxy prior to the deadline stated above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

What does it mean if I receive more than one proxy card?
It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with brokers. Please sign and return ALL proxy forms to ensure that all your shares are voted. If you received more than one proxy card but only one copy of the proxy statement and annual and transitional reports, you may request additional copies from us at any time.
What if I change my mind after I return my proxy?
If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing another proxy with a later date and returning that proxy to us;
•	timely submitting another proxy via the telephone or internet;
•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.
If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.
How many votes do we need to hold the annual meeting?
A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.
Shares are counted as present at the meeting if the stockholder either:
•	is present in person at the meeting; or
•	has properly submitted a signed proxy card or other proxy.
On March 11, 2009, the record date, there were 4,531,366 shares of common stock outstanding. Therefore, at least 2,265,684 shares need to be present in person or by proxy at the annual meeting in order to hold the meeting and conduct business.
What happens if a nominee is unable to stand for election?
The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than the number of nominees presented for election at the meeting. The board has no reason to believe any nominee will be unable to stand for election.
What options do I have in voting on each of the proposals?
You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on the non-binding, advisory proposal on compensation and on any other proposal that may properly be brought before the meeting.

How many votes may I cast?
Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.
How many votes are needed for each proposal?
Our directors are elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as Class I directors of QCR Holdings. Broker non-votes and abstentions will not be counted in tabulating the vote on the election of directors, but will count for purposes of determining whether or not a quorum is present on the matter.
Approval of the executive compensation and the approval of all other proposals must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes and abstentions will not be counted in tabulating the vote on such proposals, but will count for purposes of determining whether or not a quorum is present on the matter.
Because the vote on the resolution regarding executive compensation is advisory, it will not be binding upon the Board of Directors
Where do I find the voting results of the meeting?
If available, we will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2009.
Who bears the cost of soliciting proxies?
We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of QCR Holdings or of our subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

ELECTION OF DIRECTORS
Our directors are divided into three classes having staggered terms of three years. Stockholders will be entitled to elect four Class I directors for a term expiring in 2012. Michael A. Bauer, a director since 1993, previously announced that due to his retirement as Vice Chairman of QCR Holdings and Quad City Bank & Trust, he would not seek reelection for an additional term as a director of QCR Holdings. As a result, his directorship will end at the 2009 annual meeting of stockholders. The board expresses its thanks to Mr. Bauer for his many years of dedicated service. The board has considered and nominated two new individuals to the board, Donna J. Sorensen, a current director of Cedar Rapids Bank & Trust, and Todd A. Gipple to serve as new Class I directors of QCR Holdings. The board has also nominated current directors James J. Brownson and John A. Rife to serve as Class I directors.
We have no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected a director and business experience during the previous five years.
Directors are elected by a plurality and the four individuals receiving the highest number of votes cast for their election will be elected as Class I directors. Our board of directors unanimously recommends that stockholders vote FOR all of the nominees for directors.

	Director
Name — (Age)	Since	Positions with QCR Holdings and subsidiaries
NOMINEES
CLASS I (Term Expires 2012)
James J. Brownson — (Age 63)	1997	Chairman of the Board and Director of QCR Holdings; Director of Quad City Bank & Trust
Todd A. Gipple — (Age 45)	—	Nominee for Director of QCR Holdings; Executive Vice President, COO, CFO and Secretary of QCR Holdings; Director of Quad City Bank & Trust; Director of Cedar Rapids Bank & Trust; Director of Rockford Bank & Trust; Director of Quad City Bancard; Director of m2 Lease Funds
John A. Rife — (Age 66)	2006	Director of QCR Holdings; Director of Cedar Rapids Bank & Trust
Donna J. Sorensen — (Age 59)	—	Nominee for Director of QCR Holdings; Director of Cedar Rapids Bank & Trust
CONTINUING DIRECTORS
CLASS II (Term Expires 2010)
Larry J. Helling — (Age 53)	2001	Director of QCR Holdings; President, Chief Executive Officer and Director of Cedar Rapids Bank & Trust; Director of Quad City Bank & Trust; Director of m2 Lease Funds
Douglas M. Hultquist — (Age 53)	1993	President, Chief Executive Officer and Director of QCR Holdings; Director of Quad City Bank & Trust; Director of Rockford Bank & Trust; Director of Quad City Bancard; Director of m2 Lease Funds
Mark C. Kilmer — (Age 50)	2004	Director of QCR Holdings; Chairman of the Board and Director of Quad City Bank & Trust
Charles M. Peters — (Age 55)	2007	Director of QCR Holdings; Chairman of the Board and Director of Cedar Rapids Bank & Trust
CLASS III (Term Expires 2011)
John K. Lawson — (Age 69)	2000	Director of QCR Holdings; Director of Quad City Bank & Trust
Ronald G. Peterson — (Age 65)	1993	Director of QCR Holdings; Director of Quad City Bank & Trust
John D. Whitcher — (Age 54)	2008	Director of QCR Holdings; Director of Rockford Bank & Trust
Marie Z. Ziegler — (Age 51)	2008	Director of QCR Holdings

All of our continuing directors and nominees will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. All of our executive officers hold office for a term of one year. There are no arrangements or understandings between any of the directors, executive officers or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions. Mr. Rife and Mr. Hultquist are directors of United Fire & Casualty Company, a company with securities registered under the Securities Exchange Act.
The business experience of each of the nominees and continuing directors for the past five years is as follows:
James J. Brownson is President of W.E. Brownson Co., a manufacturers’ representative agency located in Davenport, Iowa involved in the sale of custom engineered products to OEM manufacturers in the Midwest, and has been in that position since 1978. Mr. Brownson is a graduate of St. Ambrose University, Davenport, Iowa and the Graduate School of Banking, University of Wisconsin, Madison, Wisconsin. He began his career in 1967 as a member of the audit staff at Arthur Young & Co., in Chicago, Illinois. From 1969 until 1978, Mr. Brownson was employed by Davenport Bank and Trust Company, where he left as Senior Vice President and Cashier. He is a past member of the National Sales Representative Council of Crane Plastics, Columbus, Ohio, and Dayton Rogers Manufacturing Co., Minneapolis, Minnesota. Mr. Brownson has been a featured speaker at Bank Director Magazine conferences on “Compensation Committee Challenges & Solutions” and also “The Board’s Responsibility for Planning.” Mr. Brownson has served on the board of directors of the United Way of the Quad Cities, Junior Achievement of the Quad Cities, St. Ambrose University Alumni Association and United Cerebral Palsy of the Quad Cities. Mr. Brownson has been a director of Quad City Bank & Trust since its formation in October 1993.
Todd A. Gipple is a Certified Public Accountant and began his career with KPMG Peat Marwick in 1985. In 1991, McGladrey & Pullen acquired the Quad Cities practice of KPMG. Mr. Gipple was named Tax Partner with McGladrey & Pullen in 1994 and served as the Tax Partner-in-Charge of the firm’s Mississippi Valley Practice and as one of five Regional Tax Coordinators for the national firm. He specialized in Financial Institutions Taxation and Mergers and Acquisitions throughout his 14-year career in Public Accounting. He joined QCR Holdings, Inc. in January of 2000, and currently serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer. He also serves as a Director of Quad City Bank & Trust, Cedar Rapids Bank & Trust, Rockford Bank & Trust, m2 Lease Funds and Quad City Bancard, Inc. Mr. Gipple is also a Director of Buffalo Savings Bank in Buffalo, Iowa and that Bank’s holding company, APM Bancorp, Inc. He previously served on the Board of Directors and the Executive Committee of the Davenport Chamber of Commerce, United Way of the Quad Cities and the Scott County Beautification Foundation, and was a member of the original Governing Body for the Quad City’s Success by 6 Initiative. Mr. Gipple currently serves on the Finance Committee for the United Way of the Quad Cities and the Audit Committee for the Community Foundation of the Great River Bend. He is also the Chairman of the Board of Directors of Skip-a-Long Child Development Centers, and is a member of the American Institute of CPAs and the Iowa Society of CPAs.
Larry J. Helling was previously the Executive Vice President and Regional Commercial Banking Manager of Firstar Bank in Cedar Rapids with a focus on the Cedar Rapids metropolitan area and the Eastern Iowa region. Prior to his six years with Firstar, Mr. Helling spent twelve years with Omaha National Bank. Mr. Helling is a graduate of the Cedar Rapids’ Leadership for Five Seasons program and currently serves on the Executive Committee as chair-elect of the United Way of East Central Iowa, a member of the board of trustees of Big Brothers/Big Sisters and the board of trustees of Junior Achievement. He is past President and a member of the Rotary Club of Cedar Rapids, on the Board of the Entrepreneurial Development Center, the Cedar Rapids Museum of Art and the Downtown Cedar Rapids SSMID.

Douglas M. Hultquist is a certified public accountant and previously served as a tax partner with two major accounting firms. He began his career with KPMG Peat Marwick in 1977 and was named a partner in 1987. In 1991, the Quad Cities office of KPMG Peat Marwick merged with McGladrey & Pullen. Mr. Hultquist served as a tax partner in the Illinois Quad Cities office of McGladrey & Pullen from 1991 until co-founding QCR Holdings in 1993. During his public accounting career, Mr. Hultquist specialized in bank taxation, taxation of closely held businesses, and mergers and acquisitions. Mr. Hultquist served on the board of directors of the PGA TOUR John Deere Classic and was its Chairman for the July 2001 tournament. Mr. Hultquist serves on the board of United Fire Group, the board of Illinois Bankers Association, and is Chairman of the Augustana College Board of Trustees, a past president of the Quad City Estate Planning Council and past finance chairman of Butterworth Memorial Trust. He is also a member of the American Institute of CPAs and the Iowa Society of CPAs. Along with Mr. Bauer, Mr. Hultquist received the 1998 Ernst & Young “Entrepreneur of the Year” award for the Iowa and Nebraska region and was inducted into the Quad Cities Area Junior Achievement Business Hall of Fame in 2003.
Mark C. Kilmer is President of The Republic Companies, a 93-year old family-owned group of businesses headquartered in Davenport, Iowa involved in the wholesale equipment and supplies distribution of electrical, refrigeration, heating, air-conditioning and sign support systems. Prior to joining Republic in 1984, Mr. Kilmer worked in the Management Information Systems Department of Standard Oil of California (Chevron) in San Francisco. Mr. Kilmer currently is a board member of The Genesis Health System and serves on the board of directors of IMARK Group, Inc., a national member-owned purchasing cooperative of electric supplies and equipment distributors. He is a two-term past Chairman of the PGA TOUR John Deere Classic and the past Chairman of the Scott County YMCA’s board of directors. Mr. Kilmer is the past Chairman of the Board of Genesis Medical Center, and has served on the board of directors of The Genesis Heart Institute, St. Luke’s Hospital, Rejuvenate Davenport, The Vera French Foundation and Trinity Lutheran Church. He was a four-time project business consultant for Junior Achievement. Mr. Kilmer has been a director of Quad City Bank & Trust since February 1996 and named Chairman of the Board in January 2007. Prior to joining the board of Quad City Bank and Trust, Mr. Kilmer served on the board of Citizen’s Federal Savings Bank in Davenport, Iowa.
John K. Lawson began his career with Deere & Company in 1958 as an engineering co-op trainee and worked in various positions with Deere & Company until his retirement in 2002. He received his mechanical engineering degree in 1962, and by the mid 1960’s, he was assigned to the Deere & Company European Office in Heidelberg, Germany. His responsibilities included working with the manufacturing engineering operations in eight European and African countries. He returned to the United States in 1968, and held positions in several manufacturing operations, including General Manager in Dubuque and Davenport. In 1985, Mr. Lawson was named Vice President, Manufacturing, Agricultural Equipment Division. In 1992, he became President, Lawn and Grounds Care Division. In his final position with Deere & Company as Senior Vice President, Technology and Engineering for Deere & Company, Mr. Lawson was responsible for the company’s engineering, business computer systems, quality, supply management and communications areas. He is a member of the board of governors of the Iowa State University Foundation, and the board of directors of Junior Achievement of the Heartland Foundation, Moline Foundation Finance Committee and the Trinity Healthcare Foundation. Mr. Lawson also serves as a board member for Muscatine Foods, Inc., located in Muscatine, Iowa. Mr. Lawson has been director of Quad City Bank & Trust since July 1997.

Charles M. Peters is the President and Chief Executive Officer of The Gazette Company, a media company located in Cedar Rapids, Iowa consisting of two operating companies: Gazette Communications and Cedar Rapids Television Company. Gazette Communications publishes The Gazette newspaper, local shoppers, has numerous online sites and provides direct marketing and commercial printing services. Cedar Rapids Television Company broadcasts KCRG — TV9, an ABC affiliate. Mr. Peters is a lawyer by training, but he spent a decade in the appliance business, five years as President of Amana Refrigeration and until 1998 as Vice President — Administration of Maytag. He was the Chief Executive Officer of Breakthrough, an Iowa City start-up software and consulting company engaged in developing effective early literacy programs for school systems. Mr. Peters is a current director of Swift Communications, Inc. Mr. Peters is also the Chair of the Board of Coe College and is active in many civic and charitable organizations. Mr. Peters has been a director of Cedar Rapids Bank & Trust since its formation in October 2001, and was named its Chairman in 2006.
Ronald G. Peterson is President and Chief Executive Officer of the First State Bank of Illinois, located in La Harpe, Illinois, and has served in that position since 1982. Mr. Peterson is also on the board of the bank’s holding company, First State Bancorporation. He currently serves as President of the La Harpe Educational Foundation, Treasurer of the Western Illinois University Foundation, a Co-Chairman of the McDonough District Hospital Development Council and is a member of the Macomb Rotary Club. In 2005, Mr. Peterson was named Banker of the Year by the Illinois Bankers Association. Mr. Peterson has been a director of Quad City Bank & Trust since its formation in October 1993.
John A. Rife retired as President and Chief Executive Officer of United Fire Group in May 2007. He continues as President and CEO of United Life Insurance Company, a subsidiary of United Fire Group. He joined United Fire in 1976 as a marketing representative for the life insurance subsidiary, United Life Insurance Company. Over the next eight years, he was named assistant vice president and marketing manager and vice president of marketing for United Life. He was named president of United Life in 1984, president of United Fire & Casualty Company in 1997, and president of American Indemnity Companies in 1999. He was appointed Chief Executive Officer of the company in 2000. Mr. Rife holds a B.A. degree from the University of Iowa and the Chartered Life Underwriter professional insurance designation from American College. He serves on the boards of directors of United Fire & Casualty Company and its subsidiaries. He also serves on the boards of trustees of United Way of East Central Iowa, Mercy Medical Center and Mt. Vernon Community Schools Foundation. Mr. Rife has been a director of Cedar Rapids Bank & Trust since its formation in 2001.
Donna J. Sorensen is President of Sorensen Consulting, a management consulting and executive coaching firm. Ms. Sorensen earned her undergraduate degree from Marycrest College and her Juris Doctorate degree from the University of Iowa College of Law. She is a director of Cedar Rapids Bank & Trust Company where she serves as Chair of the Board Wealth Management Committee and as a member of the Board ALM Committee. Donna currently serves on the board of the University of Iowa Presidential Committee on Athletics, is President of Board of Trustees of the Brucemore National Historic Trust Site and is a member of the Iowa State Bar Association.
John D. Whitcher is Vice President and General Counsel, as well as Director and Shareholder, of Viking Chemical Company. Mr. Whitcher earned his undergraduate and Juris Doctorate degrees from Southern Methodist University. He is an original director of Rockford Bank and Trust Company and currently serves as chairman of the ALM committee and as a member of the Board Loan Committee. In addition, John serves as chairman of the Compensation Committee of QCR Holdings. John currently serves as a director of Rockford Health System, the largest health system in the region. As a director of RHS, John serves as chairman of the audit committee and is a member of the finance committee, planning committee and the executive compensation committee. He is the former President of both the Northern Illinois Chapter of Big Brothers/Big Sisters and the Crusader Clinic Health Foundation and remains active in the Rockford community.

Marie Z. Ziegler is Vice President, Investor Relations of Deere & Company. Ms. Ziegler joined Deere & Company in 1978 as a consolidation accountant and has held management positions in finance, treasury operations, strategic planning and investor and banking relations. Most recently, she served as Director of Investor Relations for the company. Ms. Ziegler is a 1978 graduate of St. Ambrose University, with a bachelor of arts in accounting. She received her CPA in 1979, and an MBA from the University of Iowa in 1985. Ms. Ziegler is on the board of the Two Rivers YMCA (Moline, Illinois), the Community Foundation of the Great River Bend (Davenport, Iowa) and on the fundraising committee of Playcrafters Barn Theatre (Moline, Illinois). She is a member of The University of Iowa’s College of Business Board of Visitors. Ms. Ziegler is a past member of Unified Growth Strategy Committee of the Illinois Quad City Chamber of Commerce, and a past member of the board of the Girl Scouts of the Mississippi Valley, Inc., Trinity Regional Health System and Trinity Medical Center. She also served on the Deere & Company Credit Union board, and as a member of the board of the United Way of the Quad Cities, chaired its 2003 Quad Cities United Way Campaign. She also is past treasurer of fundraising for Playcrafters Barn Theatre, Moline.
CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS
General. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of QCR Holdings, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full board, which are held no less frequently than quarterly. Additionally, the Executive Committee, which is comprised of directors who are deemed to be “independent” pursuant to the listing requirements of the Nasdaq Stock Market, LLC, also meets at least quarterly and has the authority to carry out many of the oversight functions of the full board. Our directors also discuss business and other matters with Mr. Hultquist, our Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). In 2008, the board was comprised of eleven directors. With the retirement of Mr. Bauer, the Executive Committee evaluated potential nominees as Class I directors, and on the basis of such evaluation, determined that it was appropriate to nominate Ms. Sorensen and Mr. Gipple to the board. Therefore the size of the board will be increased from eleven to twelve members immediately prior to the annual meeting.
Incumbent directors Brownson, Kilmer, Lawson, Peters, Peterson, Rife, Whitcher and Ziegler are deemed to be “independent” as that term is defined by Nasdaq. Additionally, Ms. Sorensen, who has been nominated by the board to serve as a Class I director, will also satisfy the independence standards of Nasdaq. Retiring director Bauer, continuing directors Helling and Hultquist and nominee Gipple are not considered to be “independent” because they also serve as executive officers of either QCR Holdings or one of our subsidiaries. In 2008, the board of directors had an Audit Committee, an Executive Committee, a Compensation and Benefits Committee and a Technology Committee. The Executive Committee has served as the primary committee of independent directors and carried out the nominating and corporate governance functions, as well as establishing the compensation programs for our executive officers. Following the annual meeting, the board is expected to create a separate Nominating and Corporate Governance Committee, as well as updating the responsibilities of the Compensation and Benefits Committee to assume many of these roles from the Executive Committee. The current charters of the Audit and the Executive Committee are available on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. Also posted on the websites is general information regarding QCR Holdings and our common stock, many of our corporate polices, and links to our filings with the Securities and Exchange Commission.

A total of seven regularly scheduled and special meetings were held by the board of directors of QCR Holdings in 2008. In 2008, all directors attended at least 75 percent of the meetings of the board and the committees on which they served during the period they served on the board. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage our directors to attend. Last year, all but two of the directors were present at the annual meeting.
Audit Committee. The Audit Committee consists of directors Brownson, Kilmer, Lawson and Ziegler. Each of the members is considered “independent” according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined that Ms. Ziegler qualifies as an “Audit Committee Financial Expert” as that term is defined by the regulations of the Securities and Exchange Commission. The board based this decision on Ms. Ziegler’s educational and professional experience, including her current service as Vice President, Investor Relations of Deere & Company.
The functions performed by the Audit Committee include, but are not limited to, the following:
•	selecting our independent auditors and pre-approving all engagements and fee arrangements;

•	reviewing the independence of the independent auditors;

•	reviewing actions by management on recommendations of the independent auditors and internal auditors;

•	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

•	reviewing our earnings releases and reports filed with the Securities and Exchange Commission; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.
To promote independence of the audit function, the Audit Committee consults separately and jointly with the independent auditors, the internal auditors and management. The Audit Committee has adopted a written charter, which sets forth the committee’s duties and responsibilities. Our current charter is available on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. The Audit Committee met four times in 2008.
Executive Committee. The Executive Committee consists of directors Brownson, Kilmer, Lawson, Peters, Peterson, Rife, Whitcher and Ziegler. Each of these directors is considered to be: “independent” according to the Nasdaq listing requirements, “outside” as discussed under Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” pursuant to Section 16 of the Securities Exchange Act of 1934. Mr. Brownson serves as Chairman of the Executive Committee. The committee is charged with overseeing our corporate governance programs, board policies, committee structure and membership, reviewing and recommending the nominees for election to the board of directors, and reviewing and establishing the salaries and compensation of our executive officers. In carrying out the nominating function, the committee is charged with identifying and nominating individuals to be presented to our stockholders for election or re-election to the board of directors. The committee is further charged with the responsibility of working with management to maintain a company-wide succession plan to ensure the success of leadership succession at QCR Holdings and our subsidiaries. The committee also reviews and monitors our policies, procedures and structure as they relate to corporate governance. The committee’s responsibilities and functions are further described in its charter, which is available on our website at www.qcrh.com, as well as our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. The Executive Committee met five times during 2008.

As previously described, it is expected that following the annual meeting the Board will establish a Nominating and Corporate Governance Committee. Additionally, the existing Compensation and Benefits Committee and the new Nominating and Corporate Governance Committee will assume many of the Executive Committee’s current roles.
Director Nominations and Qualifications. In carrying out its nominating function, the Executive Committee historically has evaluated all potential nominees for election, including incumbent directors, board nominees and those stockholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of business conduct and ethics. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet QCR Holdings’ age eligibility requirements (a person who has reached age 72 before the date of the annual meeting is not eligible for election to the board) and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third party firm or professional for the purpose of identifying candidates.
The committee determined that the number of directors should be expanded in 2009, due to the continued significant growth of QCR Holdings and the resultant need for additional board and board committee resources. As a result, the committee, in its role of recommending nominees for board membership, considered several candidates to serve as Class I directors. The committee considered candidates from the existing boards of directors of QCR Holdings’ subsidiaries, as well as individuals from outside of QCR Holdings. The recommendations were made by the directors based on their professional and personal associations with such candidates. Utilizing the qualification criteria described above, and considering the experience, credentials and skills of the list of potential candidates, the committee determined that Ms. Donna Sorensen, a current director of Cedar Rapids Bank & Trust and Mr. Todd Gipple, a current director of each of QCR Holdings’ subsidiaries should be nominated as Class I directors, along with Messers. Brownson and Rife, incumbent directors. The Board did not receive any stockholder nominations for directors for the 2009 annual meeting.
Independent Director Sessions. Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Bauer, Helling or Hultquist in attendance. Mr. Brownson, the Chairman of the Board, who is independent, presides over these sessions.
Compensation and Benefits Committee. The Compensation and Benefits Committee consists of directors Bauer, Helling, Hultquist, Lawson and Whitcher, as well as Todd A. Gipple, Executive Vice President, Chief Operating Officer & Chief Financial Officer of QCR Holdings, James A. Tinker, director of Cedar Rapids Bank & Trust and John H. Harris, director of Quad City Bank & Trust. The Compensation and Benefits Committee has authority to perform policy reviews and to oversee and direct the compensation and personnel functions of the employees, with the exception of our executive officers, which has been performed by the Executive Committee in 2008 and prior years. As previously discussed, beginning after the annual meeting, the Compensation and Benefits Committee will oversee and direct the compensation and personnel functions of all employees. Mr. Lawson served as Chairman of the committee until May 2008 when Mr. Whitcher became Chairman of the committee. The Committee met three times during 2008.

Technology Committee. In 2008, the Technology Committee consisted of directors Bauer, Helling, Hultquist and Peters as well as Todd A. Gipple, Executive Vice President, Chief Operating Officer & Chief Financial Officer of QCR Holdings, Monica B. Glenny, director of Rockford Bank & Trust, Ann M. Lipsky, director of Cedar Rapids Bank & Trust and John H. Harris director of Quad City Bank & Trust. The Technology Committee reviews the technology needs and strategic plans of QCR Holdings and our subsidiaries. Mr. Harris serves as Chairman of the committee, which met three times during 2008. Beginning after the annual meeting, the Technology Committee will be restructured into the Strategic Direction Committee. It is expected the new committee will consist of directors Brownson, Helling, Hultquist, Kilmer. Lawson, and Whitcher, as well as Nominees Todd A. Gipple and Donna J. Sorensen and John H. Harris, director of Quad City Bank & Trust. Mr. Lawson will serve as Chairman of the Committee. The Strategic Direction Committee will have the authority to perform policy reviews and to oversee and direct the strategic planning process, including QCR Holdings’ Information Technology strategy.
Code of Business Conduct and Ethics. We have a code of business conduct and ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.qcrh.com, as well as on our banking subsidiaries’ websites at www.qcbt.com, www.crbt.com and www.rkfdbank.com. We have satisfied and intend to continue to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our websites.
Stockholder Communication with the Board, Nomination and Proposal Procedures.
General Communications with the Board. Stockholders may contact QCR Holdings’ board of directors by contacting Todd A. Gipple, Corporate Secretary, at QCR Holdings, Inc., 3551-7th Street, Suite 204, Moline, Illinois 61265 or (309) 743-7745. All appropriate comments will be forwarded directly to the Chairman of the Board and lead independent director, James J. Brownson. Effective May 6, 2009, Cathie S. Whiteside will become Corporate Secretary.
Nominations of Directors. In order for a stockholder nominee to be considered by the Executive Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the anniversary of the date the previous year’s proxy statement was mailed to stockholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.
In accordance with our bylaws, a stockholder may otherwise nominate a director for election at an annual meeting of stockholders by delivering written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days’ notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The stockholder’s notice of intention to nominate a director must include (i) the name and address of record of the nominating stockholder; (ii) a representation that the stockholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) any other information regarding each proposed nominee as would be required to comply with the rules and regulations set forth by the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the board pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2010 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than November 25, 2009, and must otherwise comply with the notice and other provisions of our bylaws, as well as Securities and Exchange Commission rules and regulations.
For proposals to be otherwise brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if less than 40 days’ notice of the meeting is given, notice by the stockholder, to be timely, must be delivered no later than 10 days from the date on which notice of the meeting was mailed. The notice must set forth: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation’s common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals brought under this paragraph will not be included in our proxy statement.
EXECUTIVE COMPENSATION
QCR Holdings maintains a comprehensive compensation program. The compensation program is designed to attract and retain key employees, motivate the key employees to achieve and to reward key employees for superior performance. The overall design of the compensation programs strives to balance short and long-term performance goals, with the ultimate goal being the increase of stockholder value over the long term. With respect to the individuals named in the Summary Compensation Table, the compensation program includes: salary, annual cash incentive bonus, long-term incentive compensation (which is delivered primarily through equity awards) and other benefits and perquisites. The compensation program has been administered by the Executive Committee of QCR Holdings’ board of directors.
On February 13, 2009, QCR Holdings accepted capital from the U.S. Department of the Treasury and became a participant in the Treasury Capital Purchase Program implemented as a component of the Troubled Asset Relief Program. As a participant, QCR Holdings is subject to certain executive compensation restrictions established under the American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), which was enacted on February 17, 2009. The rules and procedures for applying, and complying with, the executive compensation restrictions are being developed by the Treasury, U.S. Securities and Exchange Commission and other regulators and have not yet been fully announced to the public. Therefore, while such executive compensation restrictions will impact QCR Holdings’ compensation program moving forward, the precise impact the restrictions will have on the compensation program is not yet clear. However, it is likely that the compensation program in place with respect to individuals named in the Summary Compensation Table will be significantly different in those years during which the Treasury continues to hold an equity interest in QCR Holdings. QCR Holdings intends to comply to the extent required with the Stimulus Bill’s executive compensation restrictions and, to that end, is working with legal counsel and other advisors to determine the extent to which those restrictions will impact its compensation program.

The following table sets forth the following information for the years ended December 31, 2006, 2007 and 2008: (i) the dollar value of base salary and bonus earned; (ii) the aggregate grant date fair value of stock and option awards granted at any time and expensed computed in accordance with FAS 123(R); (iii) the dollar value of earnings for services pursuant to awards granted under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings; (v) all other compensation; and, finally, (vi) the dollar value of total compensation.
Summary Compensation Table

										Change in
										pension value
										and
										nonqualified
								Non-equity		deferred
					Stock	Option		incentive plan		compensation	All other
		Salary		Bonus	awards	awards		compensation		earnings	compensation		Total
Name and principal position	Year	($)		($)	($)	($)		($)		($)	($)		($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)		(h)	(i)		(j)
Douglas M. Hultquist, President & CEO	2008	$220,500		—	—	$52,012	(2)	$70,302	(5)	$265,530	$84,498	(6)	$692,842
	2007	$209,500	(1)	$15,000	—	$22,216	(3)	$151,904		$174,370	$114,739	(7)	$687,729
	2006	$220,500		—	—	$13,563	(4)	$55,125		$164,639	$46,591	(8)	$500,418

Michael A. Bauer, Vice Chairman	2008	$220,500		—	—	$26,838	(2)	$31,260	(5)	$445,896	$174,765	(9)	$899,259
	2007	$220,500		$10,000	—	$22,216	(3)	$143,779		$322,694	$158,317	(10)	$877,506
	2006	$220,500		—	—	$16,953	(4)	$64,313		$291,665	$143,934	(11)	$737,365

Todd A. Gipple, EVP, COO & CFO	2008	$195,000		$50,000	—	$36,224	(2)	$64,858	(5)	$62,290	$51,578	(12)	$459,950
	2007	$182,500		$25,000	—	$24,620	(3)	$94,846		$52,598	$50,221	(13)	$429,785
	2006	$178,500		—	—	$18,562	(4)	$49,534		$48,728	$36,657	(14)	$331,981

Larry J. Helling, President & CEO of Cedar Rapids Bank	2008	$202,500		—	—	$19,979	(2)	$74,229	(5)	$100,524	$56,734	(15)	$453,966
	2007	$200,000		—	—	$14,177	(3)	$126,533		$45,132	$72,769	(16)	$458,611
	2006	$200,000		—	—	$6,455	(4)	$67,111		$48,582	$61,847	(17)	$383,995

(1)	Mr. Hultquist voluntarily reduced his salary by $15,000, based on QCR Holdings’ financial performance in 2006.

(2)
The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2008 for all options granted to that executive, whether or not the options were granted in 2008. See our Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation. The actual number of awards granted in 2008 is shown in the “Grants of Plan Based Awards” table included in this filing.

(3)
The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2007 for all options granted to that executive, whether or not the options were granted in 2007. See our Annual Report for the year ended December 31, 2007 for a complete description of the FAS 123(R) valuation.

(4)
The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2006 for all options granted to that executive, whether or not the options were granted in 2006. See our Annual Report for the year ended December 31, 2006 for a complete description of the FAS 123(R) valuation.

(5)
The Executive Committee defined specific threshold, target, and maximum award opportunities as a percentage of salary for each named executive officer. The specific percentages were based on the individual executive’s position and competitive market data for similar positions. The 2008 awards were contingent primarily on performance relative to goals for earnings per share, return on equity, and asset growth. The performance criteria were weighted to reflect QCR Holdings’ strategic objectives. In addition, certain executives also had individual performance goals that were consistent with QCR Holdings’ 2008 strategic objectives and more closely aligned with their specific role with QCR Holdings, as well as a subjective component scored by the Executive Committee.

(6)
Mr. Hultquist had contributions made to the 401(k) Plan for his benefit in the amount of $11,186; reimbursement for tax preparation services in the amount of $1,850; car allowance of $12,000; and country club dues of $4,360. He also received a payment in the amount of $18,338 in connection with the exercise of 11,250 stock appreciation rights which were set to expire on June 30, 2008. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $20,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $16,764. This does not include the incremental benefit recognized by QCR Holdings during 2008 with respect to the 13,125 cash settled stock appreciation rights he had outstanding at December 31, 2008.

(7)
Mr. Hultquist had contributions made to the 401(k) Plan for his benefit in the amount of $11,462; reimbursement for tax preparation services in the amount of $1,790; car allowance of $8,000; country club dues of $5,729 and received term life insurance, which had a premium cost of $711. He also received a payment in the amount of $55,220 in connection with the exercise of 6,750 stock appreciation rights which were set to expire on June 30, 2007. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $20,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $11,827. This does not include the incremental benefit recognized by QCR Holdings during 2007 with respect to the 24,375 cash settled stock appreciation rights he had outstanding at December 31, 2007.

(8)
Mr. Hultquist had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $2,030; car allowance of $8,000; country club dues of $9,539 and received term life insurance, which had a premium cost of $1,398. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 31,125 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(9)
Mr. Bauer had contributions made to the 401(k) Plan for his benefit in the amount of $11,186; reimbursement for tax preparation services in the amount of $1,850; car allowance of $8,000; and country club dues of $4,378. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $100,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $40,688. This does not include the incremental benefit recognized by QCR Holdings during 2008 with respect to the 13,125 cash settled stock appreciation rights he had outstanding at December 31, 2008. He also received a payment in the amount of $8,663 in connection with the exercise of 11,250 stock appreciation rights which were set to expire on June 30, 2008.

(10)
Mr. Bauer had contributions made to the 401(k) Plan for his benefit in the amount of $11,462; reimbursement for tax preparation services in the amount of $2,850; car allowance of $8,000; country club dues of $7,079 and received term life insurance, which had a premium cost of $1,441. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $100,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $27,485. This does not include the incremental benefit recognized by QCR Holdings during 2007 with respect to the 24,375 cash settled stock appreciation rights he had outstanding at December 31, 2007.

(11)
Mr. Bauer had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $2,030; car allowance of $8,000; country club dues of $4,242 and received term life insurance, which had a premium cost of $3,138. He also received a payment in the amount of $55,900 in connection with the exercise of 6,000 stock appreciation rights which were set to expire on June 30, 2007. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $60,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 24,375 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(12)
Mr. Gipple had contributions made to the 401(k) Plan for his benefit in the amount of $11,186; reimbursement for tax preparation services in the amount of $1,850; car allowance of $8,000; and country club dues of $6,385. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $9,157. This does not include the incremental benefit recognized by QCR Holdings during 2008 with respect to the 3,750 cash settled stock appreciation rights he had outstanding at December 31, 2008.

(13)
Mr. Gipple had contributions made to the 401(k) Plan for his benefit in the amount of $11,462; reimbursement for tax preparation services in the amount of $1,790; car allowance of $8,000; country club dues of $7,502 and received term life insurance, which had a premium cost of $282. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $6,185. This does not include the incremental benefit recognized by QCR Holdings during 2007 with respect to the 3,750 cash settled stock appreciation rights he had outstanding at December 31, 2007.

(14)
Mr. Gipple had contributions made to the 401(k) Plan for his benefit in the amount of $10,418; reimbursement for tax preparation services in the amount of $1,705; car allowance of $8,000; country club dues of $6,024 and received term life insurance, which had a premium cost of $510. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $10,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 3,750 cash settled stock appreciation rights he had outstanding at December 31, 2006.

(15)
Mr. Helling had contributions made to the 401(k) Plan for his benefit in the amount of $11,186; reimbursement for tax preparation services in the amount of $830; car allowance of $6,000; and country club dues of $6,029. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $17,689.

(16)
Mr. Helling had contributions made to the 401(k) Plan for his benefit in the amount of $11,462; reimbursement for tax preparation services in the amount of $775; car allowance of $6,000; country club dues of $7,873 and received term life insurance, which had a premium cost of $612. He also received a payment in the amount of $19,098 in connection with the exercise of 1,800 stock appreciation rights which were set to expire on April 10, 2011. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $15,000, and pursuant to a life insurance bonus plan, had a contribution for his benefit in the amount of $11,949.

(17)
Mr. Helling had contributions made to the 401(k) Plan for his benefit in the amount of $10,624; reimbursement for tax preparation services in the amount of $880; car allowance of $6,000; country club dues of $10,995 and received term life insurance, which had a premium cost of $1,098. He also received a payment in the amount of $20,250 in connection with the exercise of 1,800 stock appreciation rights which were set to expire on April 10, 2011. In addition, pursuant to the deferred compensation arrangement, QCR Holdings made a contribution for his benefit in the amount of $12,000. This does not include the incremental benefit recognized by QCR Holdings during 2006 with respect to the 1,800 cash settled stock appreciation rights he had outstanding at December 31, 2006.

The following table sets forth certain information with respect to potential payment levels under the annual cash incentive (bonus) program and the options granted during 2008 to the individuals named in the Summary Compensation Table. It should be noted that, except in certain limited situations, payment or accrual of any bonus, retention award and/or incentive compensation will likely be limited or prohibited by the Stimulus Bill’s executive compensation restriction. Therefore, there can be no assurance that the future payouts described below will ever be realized.
Grants of Plan Based Awards

					All other	All other
					stock	option
					awards;	awards;
					Number	Number of	Exercise or	Grant date
		Estimated future payouts under non-			of shares	securities	base price	fair value of
		equity incentive plan awards(1)			of stock	underlying	of option	option
	Grant	Threshold	Target	Maximum	or units	options(2)	awards	awards
Name	date	($)	($)	($)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Douglas M. Hultquist
Stock options	5/7/08	—	—	—	—	25,785	$15.62	$134,082
Annual cash incentive (bonus)	—	$0	$161,250	$201,563	—	—	—	—

Michael A. Bauer
Stock options	5/7/08	—	—	—	—	4,000	$15.62	$20,800
Annual cash incentive (bonus)	—	$0	$66,150	$82,688	—	—	—	—

Todd A. Gipple
Stock options	5/7/08	—	—	—	—	11,839	$15.62	$61,563
Annual cash incentive (bonus)	—	$0	$114,125	$142,656	—	—	—	—

Larry J. Helling
Stock options	5/7/08	—	—	—	—	5,021	$15.62	$26,109
Annual cash incentive (bonus)	—	$0	$103,750	$129,688	—	—	—	—

(1)	Represents estimated possible payouts under the annual cash incentive (bonus) plan. Actual payouts are shown in the Summary Compensation Table.

(2)	Represents actual stock options grants made under the stock incentive plan.

The following table sets forth information on outstanding options held by the individuals named in the Summary Compensation Table at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and the expiration date of each outstanding option. Other than what is footnoted below, the options vest in five equal annual portions beginning one year from the date of grant. There were no stock awards held at December 31, 2008.
Outstanding Equity Awards

	Option Awards
	Number of	Number of
	securities	securities		Equity incentive plan
	underlying	underlying		awards; Number of
	unexercised	unexercised		securities underlying	Option
	options	options		unexercised	exercise	Option
	(#)	(#)		unearned options	Price	expiration
Name	Exercisable	Unexercisable		(#)	($)	date
(a)	(b)	(c)		(d)	(e)	(f)
Douglas M. Hultquist	3,000	2,000		—	$21.00	1/28/2015
	3,900	—		—	$19.05	1/27/2016
	817	1,633	(2)	—	$16.85	1/26/2017
	—	25,785	(2)	—	$15.62	5/7/2018

Michael A. Bauer	3,000	2,000		—	$21.00	1/28/2015
	2,600	1,300	(2)	—	$19.05	1/27/2016
	1,225	1,225	(1)	—	$16.85	1/26/2017
	—	4,000	(2)	—	$15.62	5/7/2018

Todd A. Gipple	11,250	—		—	$8.83	1/5/2010
	150	—		—	$10.75	6/30/2010
	2,250	—		—	$7.13	1/5/2011
	150	—		—	$6.90	6/29/2011
	2,250	—		—	$7.45	1/4/2012
	113	—		—	$9.87	6/28/2012
	2,250	—		—	$11.41	1/6/2013
	1,800	450		—	$18.67	1/5/2014
	900	600		—	$22.00	1/5/2015
	1,800	1,200		—	$21.00	1/28/2015
	2,500	—		—	$19.05	1/27/2016
	301	449		—	$17.60	10/26/2016
	750	1,500	(2)	—	$16.85	1/26/2017
	—	11,839	(2)	—	$15.62	5/7/2018

Larry J. Helling	10,800	—		—	$7.00	4/10/2011
	150	—		—	$6.90	6/29/2011
	1,200	800		—	$21.00	1/28/2015
	2,350	—		—	$19.05	1/27/2016
	934	1,866	(2)	—	$16.85	1/26/2017
	—	5,021	(2)	—	$15.62	5/7/2018

(1)	Options vest in two equal annual portions beginning one year from date of grant.

(2)	Options vest in three equal annual portions beginning one year from date of grant.
None of the individual’s named in the Summary Compensation Table exercised any stock options during the year ended December 31, 2008, therefore the “Option Exercises and Stock Vested” table has been omitted.

The following table sets forth the present value of accumulated benefits payable to each of the individuals named in the Summary Compensation Table, including the number of years of service credited to each under the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the Supplemental Retirement Plan can be found under the heading “Non-qualified Supplemental Executive Retirement Program” on page 23 of this proxy statement.
Pension Benefits

		Number of years	Present value of	Payments during
		credited service	accumulated benefit	last fiscal year
Name	Plan name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Douglas M. Hultquist	Supplemental	14	$695,324	—
	Executive
	Retirement Plan

Michael A. Bauer	Supplemental	14	$1,164,887	$19,500
	Executive
	Retirement Plan

Todd A. Gipple	Supplemental	8	$193,455	—
	Executive
	Retirement Plan

Larry J. Helling	Supplemental	7	$239,420	—
	Executive
	Retirement Plan
The following table sets forth information concerning our non-qualified deferred compensation agreements with each individual named in the Summary Compensation Table. The agreements are discussed in detail on page 23 of this proxy statement.
Non-Qualified Deferred Compensation

	Executive	Registrant		Aggregate	Aggregate	Aggregate
	contributions in	contributions in		earnings in	withdrawals/	balance at
	2008	2008		2008	distributions	12/31/08
Name	($)	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)
Douglas M. Hultquist	$20,000	$20,000		$36,400	—	$460,053

Michael A. Bauer	$15,000	$100,000	(1)	$48,314	—	$720,178

Todd A. Gipple	$15,000	$15,000		$16,789	—	$195,889

Larry J. Helling	$15,000	$15,000		$20,195	—	$255,457

(1)	The amended employment agreement signed on March 21, 2006 provided for a contribution in the amount of $80,000, which is included in this amount.

Succession Plan
In March 2006, Mr. Bauer indicated to our Executive Committee that he intends to retire in 2009 at age 60. The Executive Committee, Mr. Bauer and Mr. Hultquist worked together during the following months to design a succession plan. The Committee believes that the succession plan will further our interests by ensuring a smooth management transition, promoting the continued success and financial performance of QCR Holdings and outlining the continuing relationship with Mr. Bauer. In May 2007, John H. Anderson assumed the title of President and Chief Executive Officer of Quad City Bank & Trust and Mr. Bauer assumed the role of Vice Chairman of both QCR Holdings and Quad City Bank & Trust. Mr. Bauer continues to serve on the boards of both in addition to a number of our other affiliated bank boards until his retirement in May of 2009.
As part of the succession plan, Mr. Bauer entered into amended agreements that reflect his employment relationship with us, as more fully described below. As part of our desire to recognize Mr. Bauer’s long-standing contribution and to reward his continued contribution during the transition period, the board of directors approved certain amendments to Mr. Bauer’s compensation arrangements to provide additional retirement benefits and additional performance-based bonus incentives based on the success of the overall transition.
Future arrangements contemplated under the succession plan include our plan to enter into a separate consulting agreement with Mr. Bauer that would take effect upon his retirement from the board of directors in May of 2009. The consulting agreement will provide for fees of up to $3,500 per month.
Terms of Mr. Douglas M. Hultquist’s Employment Agreement
On January 1, 2004, we entered into an employment agreement with Mr. Hultquist. In 2008, certain provisions of the employment agreement were amended in order to bring such provisions into compliance with to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder). The agreement has a three-year term and in the absence of notice from either party to the contrary, the employment term extends for an additional one year on the anniversary of the agreement. Pursuant to the agreement, Mr. Hultquist will receive a minimum salary of $175,000. The agreement includes provisions for the increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. The agreement also provides term life insurance coverage of two times Mr. Hultquist’s base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Hultquist is terminated without cause and three times the sum of salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. It should be noted that the Stimulus Bill’s executive compensation restrictions will likely prohibit QCR Holdings from making any payment to Mr. Hultquist for departure from QCR Holdings for any reason, except for payments for services performed or benefits accrued. This restriction will apply during all periods during which Treasury holds an equity interest in QCR Holdings.

Terms of Mr. Michael A. Bauer’s Employment Agreement
On March 21, 2006 and again on December 14, 2006, QCR Holdings entered into an amended and restated employment agreement with Mr. Bauer as part of our succession plan, as described above. Both agreements have a term ending on May 6, 2009. On May 2, 2007, Mr. Bauer became Vice Chairman of the board of directors of Quad City Bank & Trust and QCR Holdings. Pursuant to the agreement, Mr. Bauer will receive a salary of $220,500 through his retirement in May 2009. The agreement includes provisions for the possible increase of compensation on an annual basis, performance bonuses, membership in various local clubs, an automobile allowance and participation in our benefit plans. With respect to performance bonuses, the agreement specifically provides for an additional transition incentive bonus arrangement with an opportunity to earn up to $80,000 annually based on overall assistance with the transition contemplated by the succession plan. The payment of the transitional incentive bonus may be credited to Mr. Bauer’s deferred income account, with such election to defer made in accordance with applicable laws. The agreement also provides term life insurance coverage of two times Mr. Bauer’s base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for severance compensation equal to one year of salary plus average annual bonus in the event Mr. Bauer is terminated without cause and a pro-rata share, as if his employment was not terminated, equal to three times the sum of salary plus average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. It should be noted that the Stimulus Bill’s executive compensation restrictions will likely prohibit QCR Holdings from making any payment to Mr. Bauer for departure from QCR Holdings for any reason, except for payments for services performed or benefits accrued. This restriction will apply during all periods during which Treasury holds an equity interest in QCR Holdings.
Terms of Mr. Todd A. Gipple’s Employment Agreement
On January 1, 2004, we entered into an employment agreement with Mr. Gipple. In 2008, certain provisions of the employment agreement were amended in order to bring such provisions into compliance with to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder). Mr. Gipple’s employment agreement provides that Mr. Gipple is to receive a minimum salary of $140,500. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, membership in a country club, a monthly automobile allowance and participation in our benefit plans. Mr. Gipple’s agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides that he is entitled to a payment equal to the sum of one-half of his then-current annual salary plus one-half of his average annual bonus if he is terminated without cause and two times the sum of his annual salary and average annual bonus if he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. It should be noted that the Stimulus Bill’s executive compensation restrictions will likely prohibit QCR Holdings from making any payment to Mr. Gipple for departure from QCR Holdings for any reason, except for payments for services performed or benefits accrued. This restriction will apply during all periods during which Treasury holds an equity interest in QCR Holdings.

Terms of Mr. Larry J. Helling’s Employment Agreement
On January 1, 2004, we entered into an employment agreement with Mr. Helling. In 2008, certain provisions of the employment agreement were amended in order to bring such provisions into compliance with to comply with the applicable provisions of Section 409A of the Internal Revenue Code of 1986, as amended (and guidance issued thereunder). Mr. Helling’s employment agreement provides that Mr. Helling is to receive a minimum salary of $167,000. The agreement includes a provision for the increase in compensation on an annual basis, performance bonuses, a monthly automobile allowance, membership in various country clubs and participation in our benefit plans. Mr. Helling’s agreement also provides term life insurance coverage of two times the sum of his base salary and average annual bonus as of the date of the agreement, which may be provided through a group term carve-out plan. The agreement further provides for a severance payment equal to six months of his salary in the event of a termination without cause and two times his annual salary in the event he is terminated within one year following a change in control or if he voluntarily terminates employment within six months of a change in control. Additionally, Mr. Helling’s agreement allows him to participate in the Cedar Rapids Long-term Deferred Incentive Compensation Program (as described under the heading “Long-Term Deferred Incentive Compensation Program”). Under the agreement, Mr. Helling will be allocated a total of 40% of amounts paid pursuant to the incentive program. It should be noted that the Stimulus Bill’s executive compensation restrictions will likely prohibit QCR Holdings from making any payment to Mr. Helling for departure from QCR Holdings for any reason, except for payments for services performed or benefits accrued. This restriction will apply during all periods during which Treasury holds an equity interest in QCR Holdings.
Beginning in 2009, QCR Holdings will no longer reimburse Messrs. Hultquist, Gipple, and Helling for country club memberships.
Long-Term Incentive Plans
2004 Stock Incentive Plan. In 2004, we adopted the QCR Holdings Stock Incentive Plan for the benefit of our directors, officers and employees. The plan was approved by stockholders and authorized 225,000 shares for issuance under the plan. This plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. As of the approval of the 2008 Stock Incentive Plan, all remaining available for grant transferred to the 2008 Stock Incentive Plan.
2008 Stock Incentive Plan. In 2008, we adopted the QCR Holdings Stock Incentive Plan for the benefit of our directors, officers and employees. The plan was approved by stockholders and authorized 250,000 shares for issuance under the plan. This plan provides for the issuance of incentive stock options, nonqualified stock options, restricted stock, tax benefit rights and stock appreciation rights. As of December 31, 2008, there are 203,046 remaining shares available for grant under this plan.
2002 Stock Purchase Plan. QCR Holdings adopted and stockholders approved the QCR Holdings Employee Stock Purchase Plan in 2002. The plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The plan allows employees of QCR Holdings and our subsidiaries to purchase shares of common stock available under the plan. The purchase price is currently 90% of the lesser of the fair market value at the date of the grant or the investment date. The investment date is the date common stock is purchased after the end of each calendar quarter during an offering period. Beginning January 1, 2007, the maximum percentage that any one participant can elect to contribute is 8% of his or her compensation. Messrs. Hultquist, Bauer, Gipple and Helling have a further limitation on their contribution to $100 per pay period, or $2,600 for the year. During 2008, 22,767 shares were purchased under the plan.
401(k) Retirement Savings Plan. QCR Holdings sponsors a qualified, tax-exempt profit sharing plan qualifying under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the plan. Pursuant to the plan, QCR Holdings matches 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions, up to a maximum of 4.5% of an employee’s compensation. Additionally, at its discretion, QCR Holdings may make additional contributions to the plan, which are allocated to the accounts of participants based on relative compensation. The total contributions under the 401(k) plan for the benefit of our NEOs are reflected in the Summary Compensation Table on page 14 of this proxy statement.

Non-qualified Supplemental Executive Retirement Program (“SERP”). QCR Holdings provides SERP benefits to its key executives, which will provide supplemental retirement income to the NEOs. The SERP arrangements are an important, common component of competitive compensation packages and they include retention and non-competition provisions that protect QCR Holdings and help support the objective of maintaining a stable, committed, and qualified team of key executives.
QCR Holdings currently has SERP arrangements in place for Messrs. Hultquist, Bauer, Gipple, and Helling. The SERP arrangements were approved by QCR Holdings in April 2004, and have an effective date of May 2004. Under the agreements, the executives will receive a supplemental retirement benefit in an annual pre-tax amount equal to 2.5% for each year of full-time service until the executive reaches age 65 (not to exceed 40 years), multiplied by the executive’s average annual base salary plus cash bonus for the three most recently completed plan years, subject to a maximum of 70%.
The supplemental retirement benefit will be reduced by any contributions plus earnings thereon made by QCR Holdings to the credit of the executive pursuant to the QCR Holdings 401(k)/Profit Sharing Plan or other deferred compensation plans. The supplemental retirement benefit payable under the plans will generally be made in monthly installments for a period of 180 months. If an executive retires after reaching age 55 (but before reaching age 65) and has at least 10 years of service, QCR Holdings will pay a supplemental early retirement benefit made in monthly installments for a period of 180 months to the executive. The SERP arrangements also provide for the payment of a survivor’s benefit payable to a participating executive’s beneficiary upon the executive’s death.
Pursuant to the existing SERP arrangements, assuming the participating executives retire on or after reaching age 65 and based on the participants’ salary and cash bonus paid for 2008, we will owe the following projected annual amounts at age 65: Mr. Hultquist — $135,891; Mr. Gipple — $147,481; Mr. Helling — $96,217. Mr. Bauer’s SERP arrangement was amended on March 21, 2006 with respect to his upcoming retirement, to provide a fixed benefit of $117,000 per year commencing upon attainment of age 60.
Deferred Compensation Plan Agreements. QCR Holdings has entered into deferred compensation plan agreements with the executive officers to allow them to defer a portion of their salary or annual bonus. These plans are voluntary, non-tax qualified, deferred compensation plans that enable the executives to save for retirement by deferring a portion of their current cash compensation. QCR Holdings matches these deferrals up to certain maximums and interest is earned at the prime rate subject to certain floor and cap rates, as follows:

	Deferred Compensation Plan Agreements
	2008 Match	2009 Match	Interest Rate
Executive	Maximum	Maximum	Floor and Cap
Douglas M. Hultquist	$20,000	$20,000	8.00% – 10.00%
Michael A. Bauer	$20,000	$20,000	8.00% – 10.00%
Todd A. Gipple	$15,000	$15,000	6.00% – 12.00%
Larry J. Helling	$15,000	$15,000	8.00% – 12.00%
Long-Term Deferred Incentive Compensation Program. QCR Holdings has entered into a Long-Term Deferred Incentive Compensation Program with certain key senior management members at Cedar Rapids Bank & Trust, and Rockford Bank & Trust. Mr. Helling is a participant in this program. The program is administered by the Committee and results in deferred incentive compensation contributions being made into the plan, for the benefit of the participants, if certain growth and earnings objectives are met. Mr. Helling is a participant in the plan for the years 2006 through 2011, and can earn between $16,000 and $120,000 annually based on the performance of Cedar Rapids Bank & Trust. Mr. Helling did not earn any long-term deferred incentive compensation in 2008 as the minimum Return on Equity measure under the plan of 13.00% was not reached.

Deferred Income Plans. QCR Holdings adopted and stockholders approved the 1997 Deferred Income Plan and 2005 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer all or a portion of the fees and cash compensation payable to them for their service as directors or employees. The NEOs participated in the 1997 Deferred Income Plan in 2004 and prior years by deferring 100% of the director fees that they had earned from their service as directors. None of the NEOs have participated in the 1997 or 2005 Deferred Income plans since December 31, 2004 when QCR Holdings terminated board fees for employee-directors.
Compensation Committee Interlocks and Insider Participation
During 2008, the Executive Committee, which sets the salaries and compensation for our executive officers, was comprised solely of independent directors: Messrs. Brownson, Kilmer, Lawson, Peters, Peterson, Rife, Whitcher and Ziegler. The Compensation and Benefits Committee, which sets the salaries and compensation of all employees who are not executive officers, consisted of Messrs. Bauer, Gipple, Helling, Hultquist, Lawson, and Tinker, and Whitcher. Messrs. Bauer, Gipple, Helling and Hultquist are executives officers and do not participate in any decisions involving their own compensation.
DIRECTOR COMPENSATION
QCR Holdings uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties as well as the skill level required of members of the Board.
Cash Compensation Paid to Board Members
Members of the board who are not employees of QCR Holdings are entitled to receive an annual cash retainer and an attendance fee of scheduled Board and Committee meetings. Pursuant to the QCR Holdings, Inc. 1997 Deferred Income Plan, a director may elect to defer the fees and cash compensation payable by us for the director’s service until either the termination of such director’s service on the board or the age specified in the director’s deferral election. During 2008, all but four directors (at the subsidiary banks) deferred 100% of his or her director fees pursuant to the plan, and the total expense for the deferred fees with respect to all participating directors was $352,553 for 2008. Directors who are employees of QCR Holdings receive no compensation for their service as directors. The following table shows the director fees approved for 2009 and the fees paid for 2008 for QCR Holdings and our other affiliated boards.

	2009	2008
QCR Holdings, Inc.
Quarterly Retainer	$2,500	$2,500
Additional Quarterly Retainer
- Board Chairman	2,000	2,000
- Audit Committee Chairman	1,500	1,500
- Audit Committee Financial Expert	625	N/A
- Nomination & Governance Committee Chairman	500	N/A
- Strategic Direction Committee Chairman	500	N/A
- Compensation and Benefits Committee Chairman	500	500
- Technology Committee Chairman	N/A	500
Attendance at Board Meeting	500	500
Attendance at Audit Committee Meeting	500	500
Attendance at all other Committee Meetings	300	300

Quad City Bank & Trust
Quarterly Retainer	1,600	1,600
Additional Quarterly Retainer
- Board Chairman	1,000	1,000
- Compensation Committee Chairman	250	N/A
- Loan Committee Chairman	500	500
- Wealth Management (formerly Trust) Committee Chairman	250	250
- Asset/Liability Management Committee Chairman	250	250
Attendance at Board Meeting	100	100
Attendance at Committee Meeting	250	250

Cedar Rapids Bank & Trust
Quarterly Retainer	1,600	1,600
Additional Quarterly Retainer
- Board Chairman	1,000	1,000
- Compensation Committee Chairman	250	N/A
- Loan Committee Chairman	500	500
- Trust Committee Chairman	250	250
- Asset/Liability Management Committee Chairman	250	250
Attendance at Board Meeting	100	100
Attendance at Committee Meeting	250	250

Rockford Bank & Trust
Quarterly Retainer	1,600	1,600
Additional Quarterly Retainer
- Board Chairman	1,000	1,000
- Compensation Committee Chairman	250	N/A
- Loan Committee Chairman	500	500
- Trust Committee Chairman	250	250
- Asset/Liability Management Committee Chairman	250	250
Attendance at Board Meeting	100	100
Attendance at Committee Meeting	250	250

m2 Lease Funds, LLC
Attendance at Board Meeting	500	500

Stock Options
In January 2008, each current non-employee QCR Holdings director received a grant of 500 options and each current non-employee subsidiary director received a grant of 300 options at the fair market price of QCR Holdings’ stock on the date of the grant, or $15.62. Until an option is exercised, shares subject to options cannot be voted nor are they eligible to receive dividends. The options have a 10-year life and will vest in three equal annual portions beginning one year from the date of grant.
The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of our directors during the fiscal year ended 2008.
Summary Compensation Table — Directors

	Fees earned or	Stock	Option	All other
	paid in cash	awards	awards	compensation	Total
Name	($)(1)	($)	($)(2) (3)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
James J. Brownson	$33,305	—	$16,171	—	$49,476

Mark C. Kilmer	$29,705	—	$4,516	—	$34,221

John K. Lawson	$32,230	—	$4,189	—	$36,419

Charles M. Peters	$27,000	—	$2,262	—	$29,262

Ronald G. Peterson	$25,280	—	$4,189	—	$29,569

John A. Rife	$24,900	—	$2,851	—	$27,751

John D. Whitcher	$19,217	—	$1,570	—	$20,787

Marie Z. Ziegler	$7,767	—	—	—	$7,767

(1)	Directors may elect to defer the receipt of all or part of their fees and retainers.

(2)
The value shown is what is included in our financial statements per FAS 123(R) and covers all amounts expensed in 2008 for all options granted to that director. See our Annual Report for the year ended December 31, 2008 for a complete description of the FAS 123(R) valuation.

(3)	The aggregate number of common shares subject to options outstanding at year end for each director is disclosed in the Security Ownership of Certain Beneficial Owners on page 27 and 28.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth certain information regarding our common stock beneficially owned on December 31, 2008, by each director, by each executive officer named in the summary compensation table and by all directors and executive officers of QCR Holdings as a group. We are not aware of any stockholder owning more than 5% of our common stock. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2008.

Name of Individual and	Amount and Nature of		Percent
Number of Persons in Group	Beneficial Ownership(1)		of Class

Directors and Nominees

Michael A. Bauer	57,088	(2)	1.3%
James J. Brownson	49,709	(3)	1.1%
Todd A. Gipple	60,571	(4)	1.3%
Larry J. Helling	57,648	(5)	1.3%
Douglas M. Hultquist	76,244	(6)	1.7%
Mark C. Kilmer	52,432	(7)	1.2%
John K. Lawson	25,976	(8)	*
Charles M. Peters	16,846	(9)	*
Ronald G. Peterson	23,771	(10)	*
John A. Rife	13,031	(11)	*
Donna J. Sorensen	11,282	(12)	*
John D. Whitcher	4,808	(13)	*
Marie Z. Ziegler	10,634	(14)	*

All directors and executive officers as a group (20 persons)	666,693	(15)	14.5%

*	Less than 1%.

(1)
Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and sole investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.

(2)
Includes 6,825 shares subject to options which are presently exercisable and over which Mr. Bauer has no voting and sole investment power. Also includes 10,220 shares held jointly by Mr. Bauer and his spouse, includes 1,723 shares held by Mr. Bauer’s children, 6,862 shares held in an IRA account, 8,809 shares held in a trust, 7,319 shares held in the 401(k) Plan and 18 shares held by his spouse, over which he has shared voting and investment power. Excludes 8,525 option shares not presently exercisable.

(3)
Includes 7,441 shares subject to options which are presently exercisable and over which Mr. Brownson has no voting and sole investment power. Also includes 4,785 shares held jointly by Mr. Brownson and his spouse, 3,000 shares held by his spouse, 15,888 shares held in a trust, and 18,595 shares held in an IRA account, over which he has shared voting and investment power. Excludes 4,509 option shares not presently exercisable.

(4)
Includes 26,464 shares subject to options which are presently exercisable and over which Mr. Gipple has no voting and sole investment power. Also includes 14,722 shares held in an IRA account, 3,800 shares held by his children and spouse, 2,586 shares held in the 401(k) Plan, and 646 shares held in a trust, over which he has shared voting and investment power. Excludes 16,038 option shares not presently exercisable.

(5)
Includes 15,434 shares subject to options which are presently exercisable and over which shares Mr. Helling has no voting and sole investment power. Also includes 33,250 shares held in an IRA account, 4,043 shares held in a trust and 4,350 shares held in the 401(k) Plan, over which he has shared voting and investment power. Excludes 7,687 option shares not presently exercisable.

(6)
Includes 7,717 shares subject to options which are presently exercisable and over which Mr. Hultquist has no voting and sole investment power. Also includes 11,337 shares held by his spouse or for the benefit of his children, 4,050 shares held in an IRA account, 26,357 shares held in a trust and 10,407 shares in the 401(k) Plan, over which he has shared voting and investment power. Excludes 29,418 option shares not presently exercisable.

(7)
Includes 1,830 shares subject to options which are presently exercisable and over which Mr. Kilmer has no voting and sole investment power. Also includes 11,109 shares held by his spouse or children, 11,693 shares held in a trust and 3,375 shares held in an IRA account, over which he has shared voting and investment power. Excludes 2,370 option shares not presently exercisable.

(8)
Includes 1,600 shares subject to options which are presently exercisable and over which Mr. Lawson has no voting and sole investment power. Also includes 14,461 shares held in trust, over which shares he has shared voting and investment power. Excludes 2,100 option shares not presently exercisable.

(9)
Includes 780 shares subject to options which are presently exercisable and over which Mr. Peters has no voting and sole investment power. Also includes 10,500 shares held in an IRA account and 5,566 shares held in trust, over which he has shared voting and investment power. Excludes 1,370 option shares not presently exercisable.

(10)
Includes 2,500 shares subject to options which are presently exercisable and over which Mr. Peterson has no voting and sole investment power. Also includes 2,000 shares held in an IRA account and 14,996 shares held in a trust, over which he has shared voting and investment power. Excludes 2,100 option shares not presently exercisable.

(11)
Includes 880 shares subject to options which are presently exercisable and over which Mr. Rife has no voting and sole investment power. Also includes 5,619 shares held jointly by Mr. Rife and his spouse and 6,532 shares held in a trust, over which he has shared voting and investment power. Excludes 1,770 option shares not presently exercisable.

(12)
Includes 780 shares subject to options which are presently exercisable and over which Ms. Sorensen has no voting and sole investment power. Also includes 6,825 shares held jointly and 3,677 shares held in a trust, over which she has shared voting and investment power. Excludes 870 option shares not presently exercisable.

(13)
Includes 360 shares subject to options which are presently exercisable and over which Mr. Whitcher has no voting and sole investment power. Also includes 3,241 shares held in a trust, over which he has shared voting and investment power. Excludes 840 option shares not presently exercisable.

(14)	Includes 10,015 shares held by Ms. Ziegler and her spouse and 619 shares held in a trust, over which she has shared voting and investment power.

(15)	Excludes 77,094 option shares not presently exercisable.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (the “ARRA”), includes a provision requiring Treasury Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders. Under the ARRA, the stockholder vote is not binding on the board of directors and may not be construed as overruling any decision by the participant’s board of directors.
The overall objectives of QCR Holdings’ compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Our board of directors believes our compensation policies and procedures achieve this objective and unanimously recommends that stockholders vote FOR the proposal.
Accordingly, because we became a participant in the Treasury Capital Purchase Program on February 13, 2009, the following resolution is submitted for stockholder approval:
RESOLVED, that QCR Holdings’ stockholders approve its executive compensation, as set forth in the section captioned “Executive Compensation”, contained in the QCR Holdings’ proxy statement for the 2009 annual meeting.
Under the ARRA, your vote is advisory and will not be binding upon the board of directors. However, the board of directors will take into account the outcome of the vote when considering future compensation arrangements.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. These persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2008, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2008.
TRANSACTIONS WITH MANAGEMENT AND DIRECTORS
Our directors and officers and their associates were customers of and had transactions with QCR Holdings and our subsidiaries during 2008. Additional transactions are expected to take place in the future. All outstanding loans, commitments to loan, and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the subsidiary banks’ board of directors in accordance with the bank regulatory requirements. Additionally, the Audit Committee considers other non-lending transactions between us and a director to ensure that such transactions do not affect a director’s independence.

AUDIT COMMITTEE REPORT
The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by QCR Holdings shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.
The Audit Committee assists the board of directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. The committee is comprised solely of independent directors.
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2008 with our management and McGladrey & Pullen, LLP, our independent registered public accounting firm, including their attestation report on the effectiveness of the internal control over financial reporting. The committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and McGladrey & Pullen, LLP, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the year ending December 31, 2008 for filing with the Securities and Exchange Commission.
Audit Committee:

James J. Brownson	John K. Lawson
Mark C. Kilmer	Marie Z. Ziegler

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Representatives of McGladrey & Pullen, LLP, our independent registered public accounting firm, are expected to be present at the meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Following is a summary of fees for professional services by McGladrey & Pullen, LLP and RSM McGladrey, Inc. (an affiliate of McGladrey & Pullen, LLP).
Accountant Fees
During the period covering the fiscal years ended December 31, 2008 and 2007, McGladrey & Pullen, LLP and RSM McGladrey, Inc. performed the following professional services:

	2008	2007

Audit Fees (1)	$290,909	$278,300
Audit related fees (2)	8,847	6,561
All other (3)	29,041	—

(1)
Audit fees consist of fees for professional services rendered for the audit of QCR Holdings financial statements, the audit of QCR Holdings internal control over financial reporting, review of financial statements included in QCR Holdings quarterly reports on Form 10-Q, and review and assistance with other SEC filings.

(2)	Audit related fees consist of fees for research and consultations concerning financial accounting and reporting matters and student loan agreed-upon procedures for Quad City Bank & Trust.

(3)	All other fees primarily consist of information technology consulting fees related to the design and implementation of a non-core, network software solution.
Audit Committee Approval Policy
Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee’s policy is to pre-approve, on a case-by-case basis, all audit and permissible non-audit services provided by any audit, tax consulting or general business consulting firm.

REPORT ON FORM 10-K
We will furnish without charge to each person whose proxy is solicited, and to each person representing that he or she is a beneficial owner of our common stock as of the record date for the meeting, upon written request, copies of our annual report on Form 10-K as filed with the Securities and Exchange Commission, together with the financial statements and schedules thereto. Such written request should be sent to Ms. Shellee R. Showalter, QCR Holdings, Inc., 3551 — 7th Street, Suite 204, Moline, Illinois 61265.
By order of the Board of Directors

James J. Brownson	Douglas M. Hultquist
Chairman of the Board	President
Moline, Illinois
March 25, 2009
ALL STOCKHOLDERS ARE URGED TO SIGN
AND MAIL THEIR PROXIES PROMPTLY

Annual Meeting of Shareholders
May 6, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Please complete, date, sign and mail the detached proxy card in the enclosed postage-prepaid envelope.
PROXY VOTING
You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF THIS PROXY, DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO: Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903 Chicago, Illinois 60606
DETACH PROXY CARD HERE
QCR HOLDINGS, INC. - This Proxy is Solicited by the Board of Directors.
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and 2.
DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD Signature Signature Date _____ , 2009
If you plan to personally attend the Annual Meeting of Stockholders, please check the box below and list the names of attendees on the reverse side.
Return this stub in the enclosed envelope with your completed proxy card.
I/We do plan to attend the 2009 meeting.
Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
PLEASE COMPLETE BOTH SIDES, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps: 1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at www.illinoisstocktransfer.com, click on the “Internet Voting” tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card. Please note that all votes cast by Internet must be completed and submitted prior to Monday, May 4, 2009 at 11:59 p.m. Central Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.
If You Vote By INTERNET, Please Do Not Return Your Proxy Card
By Mail
Your telephone vote is quick, confidential and immediate. Just follow these easy steps: 1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below. 4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting. Please note that all votes cast by telephone must be completed and submitted prior to Monday, May 4, 2009 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail
NAMES OF PERSONS PLANNING TO ATTEND THE 2009 MEETING
QCR HOLDINGS, INC. PROXY COMMON
Proxy is Solicited By the Board of Directors For the Annual Meeting of Stockholders — May 6, 2009
The undersigned hereby appoints James J. Brownson and Douglas M. Hultquist, or any of them acting in the absence of the others, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of shares of common stock that the undersigned would be entitled to vote if then personally present at the annual meeting of stockholders of QCR Holdings, Inc., to be held at i wireless Center (formerly The Mark of the Quad Cities), 1201 River Drive, Moline, Illinois, on Wednesday, May 6, 2009, at 10:00 a.m., local time, or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement (receipt of which is hereby acknowledged) as designated on the reverse side, and in their discretion, the proxies are authorized to vote upon such other business as may come before the meeting.
The Board of Directors recommends a vote “FOR”: VOTE 1. The election of the following Directors: FOR _____ WITHHELD
01 James J. Brownson
02 Todd A. Gipple
03 John A. Rife
04 Donald J. Sorenson
2. Approve, in a non-binding, advisory vote, the QCR Holdings’ executive compensation as described in the Executive Compensation section of the proxy statement.
FOR AGAINST ABSTAIN